                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                              Perficient, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                71375U 10 1
                     ----------------------------------
                              (CUSIP Number)

                               July 28, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 71375U 10 1

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
       Steven G. Papermaster
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
       Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       195,000 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       633,750 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    195,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    633,750 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       828,750 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
       Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       23.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       IN
-------------------------------------------------------------------------------
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CUSIP No. 71375U 10 1

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
       Powershift Ventures, L.P.
       Tax ID# 74-2913867
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
       Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
       United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       633,750 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    633,750 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       633,750 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
       Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       18.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       PN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer
             Perficient, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
             7600-B North Capital of Texas Highway
             Suite 220
             Austin, Texas 78731
          ---------------------------------------------------------------------

ITEM 2(a)                                 ITEM 2(b)
         Name of Person Filing            Address of Principal
                                          Business Office or, if
                                          none, Residence

         Steven G. Papermaster            c/o Perficient, Inc.
                                          7600-B North Capital of
                                          Texas Highway, Suite 220
                                          Austin, Texas 78731

         Powershift Ventures, L.P.        7600-B North Capital of
                                          Texas Highway, Suite 220
                                          Austin, Texas 78731
          ---------------------------------------------------------------------
    (c)   Citizenship
             Steven G. Papermaster is a United States citizen.

             Powershift Ventures, L.P. is a Delaware limited partnership.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
             Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
             71375U 10 1
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              Steven G. Papermaster        Powershift Ventures, L.P

    (a) Amount beneficially owned:
              828,750                      633,750
    ---------------------------------------------------------------------------

    (b) Percent of class:
              23.7%                        18.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              195,000                      0
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              633,750                      633,750
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              195,000                      0
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              633,750                      633,750
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

                    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable

ITEM 10. CERTIFICATION

                    Not Applicable


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             February 14, 2000
----------------------------------------
                  Date

          POWERSHIFT VENTURES, L.P.

          /s/ Steven G. Papermaster
----------------------------------------
         Name:  Steven G. Papermaster
         Title: Sole General Partner

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             February 14, 2000
----------------------------------------
                  Date

            /s/ Steven G. Papermaster
----------------------------------------
               Signature

                Steven G. Papermaster
----------------------------------------
               Name/Title

                       EXHIBIT 1 - JOINT FILING AGREEMENT


    In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock of Perficient, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 14th day of February, 2000.


                                       POWERSHIFT VENTURES, L.P.


                                       /s/ Steven G. Papermaster
                                       -------------------------------------
                                       Steven G. Papermaster
                                       Sole General Partner



                                       /s/ Steven G. Papermaster
                                       -------------------------------------
                                       Steven G. Papermaster